Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8, No. 333-199046) pertaining to the Amended and Restated 2008 Equity Incentive Plan and 2014 Omnibus Incentive Plan of ContraFect Corporation,

(2)	Registration Statement (Form S-8, Nos. 333-217943 and 333-224834) pertaining to the 2014 Omnibus Incentive Plan of ContraFect Corporation, and

(3)	Registration Statements (Form S-3, Nos. 333-211748, 333-217989 and 333-228626) of ContraFect Corporation;

of our report dated March 14, 2019, with respect to the consolidated financial statements of ContraFect Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Hartford, Connecticut

March 14, 2019